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                                                                       Exhibit 5

                      [LETTERHEAD OF COZEN AND O'CONNOR]


                               February 10, 1999

Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA 19406

               Re:  Pierce Leahy Corp.
                    Registration Statement on Form S-3
                    ----------------------------------

Ladies and Gentlemen:

          As counsel to Pierce Leahy Corp. (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to 589,571 shares of the Company's Common Stock to be sold by certain selling shareholders named in the Registration Statement.

          In connection therewith, we have examined the Company's Articles of Incorporation, Bylaws and such corporate records and other documents as we have deemed appropriate. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

          Based upon the foregoing examination, information and assumptions, it is our opinion that the shares of Common Stock being registered hereby have been legally issued and are fully paid and non-assessable.

          We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    COZEN AND O'CONNOR